SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                (Rule 13d - 102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS
                       THERETO FILED PURSUANT TO 13d-2(B)

                               (Amendment No. 1)1/
                                        -

                          GREATER ROME BANCSHARES, INC.
                          -----------------------------
                                (Name of Issuer)

                                  Common Stock
                          -----------------------------
                          (Title of Class of Securities)


                                    392336103
                                 -------------
                                 (CUSIP Number)



                                   Various 2/
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             Rule 13d-1(b)
         ---

             Rule 13d-1(c)
         ---

          X  Rule 13d-1(d)
         ---



1/The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

2/Event dates are: January 2, 2000 and 2001, September 1, 1999, 2000 and 2001, and October 6, 2000 and 2001. Each of these event dates correspond to dates on which shares of common stock underlying issued stock options held by the reporting person became vested. As of the date of this filing, vested portions of the reporting person's stock options remained unexercised.

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



                                  SCHEDULE 13G

CUSIP NO. 243100104

================================================================================
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


      Thomas D. Caldwell, III
================================================================================
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a)
                                                                            ---
      N/A                                                                (b)
                                                                            ---
================================================================================
  3   SEC USE ONLY

================================================================================
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States

================================================================================
         NUMBER OF             5 SOLE VOTING POWER
          SHARES
       BENEFICIALLY                       55,248
         OWNED BY            ===================================================
           EACH
         REPORTING
          PERSON
           WITH                6 SHARED VOTING POWER
                                          0
                             ===================================================
                               7 SOLE DISPOSITIVE POWER
                                          55,248
                             ===================================================
                               8 SHARED DISPOSITIVE POWER
                                          0
                             ===================================================
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               55,248
================================================================================
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                           ---

================================================================================
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               7.5%
================================================================================
 12   TYPE OF REPORTING PERSON

               IN

================================================================================

Item 1(a).        Name of Issuer:

         Greater Rome Bancshares, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

         1490 Martha Berry Boulevard
         P. O. Box 5271
         Rome, Georgia 30162-5271

Item 2(a).        Name of Person Filing:

         Thomas D. Caldwell, III

Item 2(b).        Address of Principal Business Office or, if None, Residence:

         1490 Martha Berry Boulevard
         P. O. Box 5271
         Rome, Georgia 30162-5271

Item 2(c).        Citizenship:

         United States

Item 2(d).        Title of Class of Securities:

          Common Stock, $.01 par value

Item 2(e).        CUSIP Number:

         392336103

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is:

         N/A

Item 4.  Ownership as of December 31, 2001

       (a) Amount beneficially owned: 55,248 (includes 29,998 shares subject to options which Mr. Caldwell has the right to exercise within 60 days after December 31, 2001)

       (b)  Percent of class:  7.5%

       (c)  Number of shares as to which such person has

            (i)  sole power to vote or direct the vote:  55,248

           (ii)  shared power to vote or direct the vote:  0

          (iii)  sole power to dispose or to direct the disposition of:  55,248

           (iv)  shared power to dispose or direct the disposition of:  0

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

Item 5.  Ownership of Five Percent or Less of a Class:

         N/A

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

         N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

         N/A

Item 8.  Identification and Classification of the Members of the Group:

         N/A

Item 9.  Notice of Dissolution of Group:

         N/A

Item 10. Certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                  Date:            February 8, 2002
                                                   -----------------------------

                                  Signature:       /s/ Thomas D. Caldwell, III
                                                   -----------------------------

                                  Name:            Thomas D. Caldwell, III
                                                   -----------------------------

                                       5
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